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                                                                    EXHIBIT 99.1


[SMURFIT-STONE LOGO]

                                              Contact:
                                              Carrie Doyle (investors)
                                              312-580-4865
                                              Cary Johannes (media)
                                              314-746-1360
                                              WWW.SMURFIT-STONE.COM


            SMURFIT-STONE CONTAINER CORPORATION PROJECTS 1ST QUARTER
                     EARNINGS WILL FALL SHORT OF CONSENSUS


CHICAGO, March 14, 2001 -- Smurfit-Stone Container Corporation (Nasdaq: SSCC) reported today that earnings per share for the first quarter of 2001 will fall significantly below the First Call consensus of $.15 earnings per share.

         The major reason for the shortfall in earnings is lower than expected demand for corrugated packaging resulting from the weakening economy. The company also cited higher energy costs and economic downtime for mills as other factors.

         Speaking today at the Morgan Stanley Paper Conference in New York (archived at www.smurfit-stone.com), Ray Curran, president and chief executive officer, said, "Corrugated container shipments have been sluggish from mid-December through February." In this demand climate, Smurfit-Stone will continue to take economic downtime in containerboard to manage inventory levels. The company anticipates first quarter downtime in containerboard would exceed the 214,000 tons of economic downtime taken in the fourth quarter of 2000.

         "On the positive side, product pricing remains stable even in the face of poor demand, following the $15 per ton decline in containerboard in January. We hope that government fiscal stimulus will lead to a weakening dollar and a pick-up in the economy, which would increase demand in the second half of 2001," Curran said.

                                      # # #

         SMURFIT-STONE CONTAINER CORPORATION IS THE PREMIER MANUFACTURER OF PAPER- AND PAPERBOARD-BASED PACKAGING. SMURFIT-STONE HOLDS INDUSTRY-LEADING POSITIONS IN THE PRODUCTION OF CONTAINERBOARD (INCLUDING WHITE-TOP LINERBOARD AND RECYCLED MEDIUM), CORRUGATED CONTAINERS, INDUSTRIAL BAGS, AND CLAY-COATED RECYCLED BOXBOARD; AND IS THE WORLD'S LARGEST PAPER RECYCLER. IN ADDITION, SMURFIT-STONE IS A LEADING PRODUCER OF FOLDING CARTONS, SOLID BLEACHED SULFATE, PAPER TUBES AND CORES, AND LABELS. THE COMPANY OPERATES MORE THAN 300 FACILITIES WORLDWIDE AND EMPLOYS APPROXIMATELY 40,000 PEOPLE.

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         THIS PRESS RELEASE CONTAINS STATEMENTS RELATING TO FUTURE RESULTS,
WHICH ARE FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED AS A RESULT OF CERTAIN RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO CHANGES IN GENERAL ECONOMIC CONDITIONS, CONTINUED PRICING PRESSURES IN KEY PRODUCT LINES, SEASONALITY AND HIGHER RECYCLED FIBER COSTS, AS WELL AS OTHER RISKS AND UNCERTAINTIES DETAILED FROM TIME TO TIME IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.